EXHIBIT 99.02 - PRESS RELEASE


          CONTACT

          At  Vencor:
          W. Earl Reed, III
          Vice President, Finance and Development
          (502) 569-7300

          At Hillhaven:
          Tim Carroll
          Vice President, Investor Relations
          (206) 756-4806

          VENCOR AND HILLHAVEN AGREE TO MERGE REVENUES OF COMBINED COMPANY TO APPROXIMATE $2.1 BILLION

          LOUISVILLE, Kentucky and TACOMA, Washington, April 24, 1995 -- Vencor, Inc. (NYSE:VC) and The Hillhaven Corporation (NYSE:HIL) today jointly announced that they have entered into a definitive merger agreement pursuant to which Vencor will acquire Hillhaven. The consolidated company, operating as Vencor, Inc., will be one of the nation's largest diversified healthcare providers, offering a broad continuum of respiratory, rehabilitation and other medical services. Revenues for the merged companies will approximate $2.1 billion annually.

          Under terms of the agreement, Hillhaven stockholders will receive $32.25 in value in Vencor common stock for each share owned of Hillhaven common stock. Based on the closing price of $37.00 per share of Vencor's shares on Friday, April 21, 1995, the terms equate to an exchange ratio of 0.872 share of Vencor common stock for each share of Hillhaven common stock. The agreement specifies that the exchange ratio can be adjusted under certain circumstances, depending upon Vencor's market price prior to closing, but not less than 0.768 or more than 0.977.

          The transaction, which has been unanimously approved by the board of directors of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The merger agreement is subject to certain regulatory approvals as well as approval by the shareholders of each company at special meetings expected to be held within the next 90 days. Closing of the merger is expected during the third calendar quarter of 1995.

          This transaction anticipates the completion of Hillhaven's previously announced acquisition of Nationwide Care Inc., a privately-held operator of nursing and subacute care centers. Following the completion of that transaction, Hillhaven will have approximately 42.7 million fully diluted common shares outstanding. The equity value of the merger between Vencor and Hillhaven will therefore be valued at approximately $1.4 billion, based on the exchange terms. The total value of the transaction,

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          including the assumption of Hillhaven's debt by Vencor and other financial obligations, will approximate $1.9 billion. Vencor currently has 33.2 million, fully diluted shares outstanding.

          For the year ended December 31, 1994, Vencor reported net revenues of $400.0 million and net income of $31.4 million, or $1.13 per share fully diluted. In the fiscal year ended May 31, 1994, Hillhaven reported net revenues of $1.4 billion and net income of $57.5 million, or $1.71 per share, fully diluted.

          Upon completion of the merger, Vencor will become one of the nation's largest healthcare providers with operations in 38 states covering 82% of the nation's population. The Company's operations will encompass 35 long-term, acute care hospitals with 2,600 beds, as well as 310 nursing centers with 39,000 beds, 58 institutional pharmacy outlets and 23 retirement housing communities with 3,000 apartments. Healthcare services provided through this network of facilities will include acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation, specialized care for Alzheimer's disease, pharmacy services and retirement and assisted living. Vencor will also provide a broad menu of respiratory therapy, rehabilitation (physical, occupational and speech) and subacute services to more than 1,000 non-affiliated nursing and subacute care centers on a contract basis.

          Following the merger, W. Bruce Lunsford will remain Chairman, Chief Executive Officer and President of Vencor. Bruce L. Busby, currently Chairman and Chief Executive Officer of The Hillhaven Corporation, will serve as President of the newly formed nursing center division of Vencor. Busby and two other Hillhaven directors will join the Vencor board, increasing its size from eight to eleven directors.

          Lunsford and Busby jointly stated, "This merger will establish the first complete network for managing the care of patients with catastrophic illness and needing long-term care. No other single provider will be able to match the benefits from combining acute care, long-term hospitals and skilled nursing facilities with contract services covering a full range of respiratory therapy and rehabilitation services. Vencor will be able to offer to insurance companies, HMOs and managed care providers a full continuum of care ranging from acute cardiopulmonary hospital services to traditional long-term care in a nursing center. We will be able to work in an unprecedented manner with these payors to ensure that their covered patients receive the highest quality of care in the most cost-effective setting."

          "Hillhaven's merger with Vencor offers two distinct opportunities for accelerating our growth," said Busby. "First, we will immediately be able to provide a much broader and more complex range of services, including expanded respiratory therapy, within the Hillhaven network of 310 nursing centers. Second, the expected cost savings accruing from the combination of our

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          operations will significantly enhance our competitive position in the healthcare industry which is rapidly evolving into a managed care environment."

          W. Bruce Lunsford commented, "This merger represents a logical and exciting extension of our overall strategic plans. The exceptional growth over the past two years of our Vencare contract services and subacute management services has already established a strong link between our hospitals and nursing centers. This combination significantly broadens that continuum of care and establishes Vencor as one of the largest healthcare delivery systems in the nation."

          "Excluding transaction costs, we expect this merger to be accretive to Vencor's earnings per share in 1995 and thereafter. The transaction not only offers clear advantages in cost savings but also presents the potential for increasing the revenues of the combined companies. In terms of reducing expenses, we will be able to eliminate duplicate corporate functions and gain a substantial advantage in negotiating purchasing contracts and other relationships with suppliers. These operational gains, combined with an expected reduction in interest expense, should yield savings of more than $15 million annually by the end of 1996."

          "Although realizing these economies of scale will contribute significantly to Vencor's performance, we are particularly exited about the opportunities the merger creates for growing the future revenues of the combined companies," Lunsford continued. "We have identified clear synergies between the services now provided by Vencor and those which Hillhaven has successfully developed. Of the 310 nursing centers which Hillhaven will operate following its acquisition of Nationwide Care, 65% are located in states where Vencor operates hospitals. Having both long-term hospitals and nursing centers in the same network will greatly facilitate referrals of patients within the system. Many of our patients are discharged into nursing centers after they have progressed sufficiently to require a continuous, but less acute, level of care. This process is frequently reversed when patients in nursing centers need to be re-admitted into the acute-care environment of a hospital. We estimate that the potential exists for generating at least $100 million in incremental revenues annually from these referral relationships between the current operations and other synergies."

          "The merger will also broaden our Vencare contract services to include the four major therapies (respiratory, physical, occupational and speech) as well as the institutional pharmacy services provided by Hillhaven's Medisave pharmacy subsidiary . This expanded array of contract services will also provide a distinct marketing advantage to support the expected continued rapid growth of Vencare, which currently serves approximately 750 non-affiliated centers."

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          "An additional opportunity exists for us to implement our Ventech clinical information systems in Hillhaven's nursing centers. Our ProToucho system, which is now operating in the majority of our hospitals, is increasing productivity and delivering significant reductions in labor costs. We are confident similar gains in efficiency can be realized from installing this system throughout Hillhaven's network."

          CS First Boston has acted as financial adviser to Vencor and has rendered a fairness opinion to Vencor's board of directors in connection with the transaction. Merrill Lynch & Co. has acted as financial adviser to Hillhaven and has rendered a fairness opinion to Hillhaven's board of directors in connection with the transaction.

          Vencor, based in Louisville, Kentucky, is the nation's largest operator of long-term, acute care hospitals and provider of respiratory therapy services to nursing centers. The Company operates 35 long-term hospitals and has contracts with approximately 750 nursing homes.

          The Hillhaven Corporation, based in Tacoma, Washington, is the nation's second largest provider of care in the long-term setting. The company operates 363 nursing and subacute care centers, retirement housing and assisted living communities, and pharmacy outlets in 36 states.

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